Exhibit 10.2

BEAM GLOBAL

2021 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT

AWARD AGREEMENT

To: Desmond Wheatley

Beam Global, a Nevada corporation (the “Company”) has granted you a 2022 Performance Stock Unit Award (the “Award”) pursuant to the Beam Global 2021 Equity Incentive Plan (“Plan”) on the date indicated below (the “Grant Date”). This Performance Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an Award to you of Restricted Stock Units that may be earned based on the achievement of performance goals (“Performance Stock Units”). This Award is made under (and subject to the terms of) the Plan and is contingent upon your agreement to the terms and conditions of this Award, as set forth in this Award Agreement. Capitalized terms used and not defined in this Award Agreement shall have the meanings set forth in the Plan.

Grant Date:	November 10, 2022

Target Number of Performance Stock Units:

142,500 (the “Target Number”)

The number of Performance Stock Units actually earned hereunder will be determined according to the level of achievement of the two performance measures described on Appendix A hereto (“Performance Factors”), in accordance with the terms of that appendix.

Nature of Units:

Each earned and vested Performance Stock Unit represents the right to receive one Share (or the cash value thereof) pursuant to the terms of this Agreement, and consistent with the provisions of the Plan, including any adjustment hereunder or thereunder, as applicable. The Committee shall determine in its sole discretion whether any or all vested Performance Stock Units will be settled in Shares, cash or any combination thereof.

Vesting:

The number of Performance Stock Units earned hereunder will be determined based on corporate performance during the three-year period ending December 31, 2024 (the “Performance Period”). The Compensation Committee will determine the number of earned Performance Stock Units in accordance with Appendix A on a date of its choosing within two months following the completion of the Performance Period (the “Determination Date”), which will also be the vesting date of any earned Performance Stock Units. In each case, except as otherwise expressly provided herein, vesting is contingent upon your continued Service through the Determination Date. Any Performance Stock Units that are unvested upon a cessation of your Service will then be automatically forfeited. Similarly, to the extent the applicable performance goals are not met, the Performance Stock Units will be automatically forfeited as of the end of the Performance Period.

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Qualifying Termination, Death:

The above notwithstanding:

(i) if your Service ceases due to your termination by the Company without Cause (as defined in the Plan), your termination by the Company due to your Disability or your resignation with Good Reason (as defined below)(each, a “Qualifying Termination”) during the Performance Period, this Award will remain outstanding and a pro-rata portion of the Performance Stock Units may be earned and vested on the Determination Date based on actual performance for the full Performance Period. The pro-rata portion will be determined by multiplying the number of Performance Stock Units otherwise earned by a fraction, the numerator is the number of days transpired in the Performance Period prior to your cessation of Service, and the denominator of which is the number of days in the full 3-year Performance Period (1095).

(ii) if your service with the Company ceases due to your death during the Performance Period, you will become vested with respect to a number of Performance Stock Units equal to (A) the Target Number, multiplied by (B) a fraction, the numerator is the number of days transpired in the Performance Period prior to your death, and the denominator of which is the number of days in the full 3-year Performance Period (1095).

(iv) if your Service ceases due your death or a Qualifying Termination after the conclusion of the Performance Period but before the Determination Date, any otherwise earned Performance Stock Units will vest as of the Determination Date (notwithstanding the cessation of your Service).

For avoidance of doubt, Section 16(iii) of that certain Employment Agreement between you and the Company dated January 1, 2021 (the “Employment Agreement”) will not apply to this Award.

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Effect of Corporate Transaction:

If a Corporate Transaction occurs during the Performance Period and outstanding Performance Stock Units are not assumed pursuant to Section 21.1 of the Plan, the Performance Stock Units will be deemed earned and vested upon the occurrence of such transaction at the target (i.e., 100%) level or such greater level determined by the Committee (subject in each case to pro-ration in accordance with the preceding section, if your Service ceased prior to the Corporate Transaction in a Qualifying Termination) and any further rights with respect to this Award will then expire.

Settlement:

Except as otherwise provided herein, payment will be made in respect of vested Performance Stock Units as follows: (i) on the date of the Corporate Transaction, for units vesting in accordance with the immediately preceding section, (ii) within 45 days following your death, for units vesting as a result of your death, or (iii) within 14 days following the Determination Date, for units that become earned and vested in the ordinary course (i.e., based on actual performance through the end of the Performance Period). For avoidance of doubt, these deadlines are intended to satisfy the “short-term deferral” exception under Section 409A of the Code. Nonetheless, the Company does not guaranty the tax treatment of this Award.

Unless otherwise determined by the Committee, vested Performance Stock Units will be settled in Shares. In that case, one Share will be issued in respect of each earned Performance Stock Unit then vesting.

To the extent the Committee determines that vested Performance Stock Units will be settled in cash, the Company will pay you an amount in cash equal to the Fair Market Value on the Determination Date (or if the immediately preceding section applies, on the date of the Corporation Transaction)(or if such date is not a trading date, the Fair Market Value on the last trading day immediately preceding such date) for each earned and vested Performance Stock Unit then being settled.

Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of Performance Stock Units if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

Voting/Dividend Rights:

You will not have any rights of a stockholder with respect to the Shares subject to the Performance Stock Units (such as voting or dividend rights) unless and until those Shares are actually issued to you.

Notwithstanding the foregoing, if the Company pays a cash dividend or distribution with respect to its Shares while Performance Stock Units are outstanding hereunder and prior to the end of the Performance Period, the Target Number will be increased by an amount equal to (i)(A) the per share dividend or distribution paid by the Company, multiplied by (B) the Target Number as of the applicable dividend or distribution record date (taking into account any previous adjustments under this paragraph), divided by (b) the Fair Market Value on the dividend or distribution payment date.

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Undertakings:

The Committee may condition delivery of Shares or cash, as applicable, upon the prior receipt from you of any undertakings which it may determine are required to assure that the Shares or cash, as applicable, are/is being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share at the time of payment.

Transferability:

You may not transfer or assign this Award (or any rights hereunder) for any reason, other than pursuant to your will or the laws of intestacy. Any attempted transfer or assignment will be null and void.

Company Policies:

In consideration for the grant of this Award, you agree to be subject to the policies of the Company regarding clawback, securities trading and hedging or pledging of securities, as in effect from time to time.

Miscellaneous:

The issuance of this Award does not confer on you the right to continue in Service for any specific period or otherwise limit the Company’s right to terminate your Service at any time, for any reason.

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Award Agreement shall be interpreted by the Board (or the Committee) and that any such interpretation of the terms of this Award Agreement and any determination made by the Board (or the Committee) pursuant to this Award Agreement shall be final, binding and conclusive. This Award Agreement may be executed in multiple counterparts.

This Award Agreement and the Award granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

Definitions:

For purposes of this Award Agreement, “Good Reason” means the occurrence of any of the following, without your consent: (i) a material reduction in your authority, duties or responsibilities; (ii) a material reduction in your base salary or target annual bonus opportunity; (iii) a material breach by the Company of the Employment Agreement; or (iv) a relocation of your principal place of work by more than 50 miles, unless such relocation would reduce the commuting distance from your principal residence. Notwithstanding the foregoing, you will be deemed to have "Good Reason" for your resignation only if: (a) you notify the Company in writing, within 60 days after the initial occurrence of the applicable event; (b) the Company does not cure such condition within 30 days following its receipt of such notice; and (c) you resign from Service within 30 days following the expiration of that cure period.

This Award Agreement and the Award evidenced hereby are issued pursuant to and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. Additional provisions regarding your Award can be found in the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledge receipt of a copy of the Plan.

BY SIGNING BELOW, YOU HEREBY ACCEPT THE AWARD EVIDENCED BY THIS AWARD AGREEMENT AND AGREE TO THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.

/s/ Anthony Posawatz	/s/ Desmond Wheatley
Authorized Officer	Grantee

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Appendix A

This Award is subject to two Performance Factors: Cumulative Revenue and Average Gross Margin (as defined below).

The actual number of Performance Stock Units earned hereunder (i) will be determined as a percentage of the Target Number, (ii) may range from 0% to 150% of Target Number, and (iii) will be based on the weighted sum of the payout percentages for each Performance Factor, with the weighting and payout scale for each Performance Factor set forth in the table below:

Performance Factor	Cumulative Revenue		Average Gross Margin
Weighting	75%		25%
	$	Payout percentage for this component	%	Payout percentage for this component
Maximum	$120,000,000	150%	5%	150%
Target	$105,000,000	100%	4%	100%
Threshold	$90,000,000	75%	3%	75%
Below Threshold	<$90,000,000	0%	<3%	0%

No Performance Stocks Units will be earned for performance below threshold. The number of Performance Stock Units earned for performance outcomes between threshold and target, or between target and maximum, will be determined by straight line interpolation.

For example, if Cumulative Revenue for the Performance Period is $112,500,000 and Average Gross Margin for the Performance Period is 4%, then the number of Performance Stock Units earned, as a percentage of the Target Number, will be: (75% * 125%) + (25% * 100%) = 93.75% + 25% = 118.75%

For purposes of this Award:

(i) “Cumulative Revenue” means the sum of the Company’s annual revenues for the 2022, 2023 and 2024 calendar years, as reported in the Company’s audited financial statements for the applicable periods; and

(ii) “Average Gross Margin” means the average of the Company’s annual gross margins for the 2022, 2023 and 2024 calendar years, as derived by the Committee from the Company’s audited financial statements for the applicable periods;

provided that the Committee may make adjustments to the calculation of either or both of the Performance Factors, and/or to the related performance scales in the table above, as it deems appropriate to reflect changes in accounting principles, acquisitions, dispositions, spin-offs, joint ventures or other similar events or transactions affecting the Performance Factors or the measurement thereof.

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